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                                                         EXHIBIT 6(c)


                                DISTRIBUTION CONTRACT
                                    CLASS C SHARES
                                       BETWEEN
                               GT GLOBAL SERIES TRUST
                                         AND
                                  GT GLOBAL, INC.


     THIS DISTRIBUTION CONTRACT ("Contract"), is made as of December 10, 1997, between GT GLOBAL SERIES TRUST, a Massachusetts business trust ("Trust"), and GT GLOBAL, INC., a California corporation ("GT Global").


     WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended ("1940 Act"), as an open-end management investment company; and

     WHEREAS, the Trust's Board of Trustees ("Board") has established GT Global New Dimension Fund ("New Dimension Fund") as the initial series of shares of beneficial interest in the Trust; and

     WHEREAS, the Trust hereafter may establish additional series of shares of beneficial interest in the Trust (any such additional series together with the New Dimension Fund collectively are referred to herein as the "Funds," and singly may be referred to as a "Fund"); and

     WHEREAS, the Board has established Class A, Class B, Class C, and Advisor Class shares of beneficial interest in each such Fund; and

     WHEREAS, the Trust desires to retain GT Global to act as the principal underwriter of the Class C shares of the Funds, and GT Global is willing to act in such capacity;

     NOW, THEREFORE, the parties agree as follows:

     1. GT Global shall be the exclusive principal underwriter for the sale of Class C shares of each Fund, except as otherwise provided pursuant to paragraph 20 hereof. The terms "Class C shares of the Fund" or "Class C shares" as used herein shall mean Class C shares of beneficial interest issued by the Funds.

     2. In the sale of Class C shares of each Fund, GT Global shall act as agent of the Trust except in any transaction in which GT Global sells such Class C shares as a dealer to the public, in which event GT Global shall act as principal for its own account.


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     3.   The Trust shall sell Class C shares only through GT Global except that the Trust may at any time:

          (a) Issue Class C shares to any corporation, association, trust, partnership, or other organization, or its, or their, security holders, beneficiaries, or members, in connection with a merger, consolidation, or reorganization to which the Trust is a party, or in connection with the acquisition of all or substantially all the property and assets of such corporation, association, trust, partnership, or other organization;

          (b) Issue Class C shares of a Fund to the holders of Class C shares of the other Funds or Class C shares of other investment companies managed by Chancellor LGT Asset Management, Inc., pursuant to any exchange or reinvestment option made available as described in the current Prospectus of the Fund;

          (c) Issue Class C shares to a Fund's shareholders in connection with the reinvestment of dividends and other distributions paid by the Fund;

          (d) Issue Class C shares of a Fund to Trustees, officers, and employees of the Trust, its investment manager, any principal underwriter of the Trust, and their affiliates, including any trust, pension, profit-sharing, or other benefit plan established for such persons, registered representatives and other employees of dealers having Dealer Agreements with GT Global and with respect to all such persons listed, their respective spouse, siblings, parents and children, and to other persons as permitted by applicable rules adopted by the Securities and Exchange Commission under the 1940 Act, as in effect from time to time and as described in the current Prospectus of the Fund;

          (e) Issue Class C shares of a Fund to the sponsor organization, custodian or depository of a periodic or single payment plan, or similar plan for the purchase of Class C shares of the Fund, purchasing for such plan;


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          (f)  Issue Class C shares of a Fund in the course of any other transaction specifically provided for in the Prospectus of the Funds, or upon obtaining the written consent of GT Global thereto; or

          (g) Sell Class C shares outside of the North American continent, Hawaii and Puerto Rico through such other principal underwriter or principal underwriters as may be designated from time to time by the Trust, pursuant to paragraph 20 hereof.

     4. GT Global shall devote its best efforts to the sale of Class C shares of the Funds. GT Global shall maintain a sales organization suited to the sale of Class C shares of the Funds and shall use its best efforts to effect such sales in countries as to which the Trust shall have expressly waived in writing its right to designate another principal underwriter pursuant to paragraph 20 hereof, and shall effect and maintain appropriate qualification to do so in all those jurisdictions in which it sells or offers Class C shares for sale and in which qualification is required.

     5. Within the United States of America, GT Global shall offer and sell Class C shares only to or through such dealers as are members in good standing of the National Association of Securities Dealers, Inc. ("NASD"), or to persons legally engaged in dealer activities who are exempt from NASD membership in accord with applicable law. Class C shares of a Fund sold to dealers shall be for resale by such dealers only at the public offering price set forth in the effective Prospectus relating to the Fund which is part of the Trust's Registration Statement in effect under the Securities Act of 1933, as amended ("1933 Act"), at the time of such offer or sale (herein, the "Prospectus").

     6. In its sales to dealers, GT Global shall use its best efforts to determine that such dealers are appropriately qualified to transact business in securities under applicable laws, rules and regulations promulgated by such national, state, local or other governmental or quasi-governmental authorities as may in a particular instance have jurisdiction.

     7. The applicable public offering price of Class C shares of a Fund shall be the price which is equal to the net asset value per Class C share. Net asset value per Class C share shall be determined for a Fund in the manner and at the time or times set forth in and subject to the provisions of its Prospectus.


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     8.   All orders for Class C shares received by GT Global shall, unless rejected by GT Global or the Trust, be accepted by GT Global immediately upon receipt and confirmed at an offering price determined in accordance with the provisions of the Prospectus and the 1940 Act, and applicable rules in effect thereunder. GT Global shall not hold orders subject to acceptance nor otherwise delay their execution. In conformity with the rules of the NASD, GT Global shall not accept conditional orders. The provisions of this paragraph shall not be construed to restrict the right of the Trust to withhold Class C shares of the Funds from sale under paragraph 16 hereof.

     9. The Trust or its transfer agent shall be promptly advised of all orders received, and shall cause Class C shares of the Funds to be issued upon payment received in accord with policies established by the Trust and GT Global.

     10. GT Global shall adopt and follow procedures as approved by the officers of the Trust for the confirmation of sales to dealers, the collection of amounts payable by dealers on such sales, and the cancellation of unsettled transactions, as may be necessary to comply with the requirements of the NASD and the 1940 Act, as such requirements may from time to time exist.

     11. The compensation for the services of GT Global as a principal underwriter under this Contract shall be all contingent deferred sales charges that may be imposed on redemptions of Class C shares. In addition, GT Global is entitled to fees, if any, payable under the Trust's Plan of Distribution applicable to the Class C shares of the Funds ("Class C Plan").

     12. The Trust agrees to use its best efforts to maintain its registration as an open-end management investment company under the 1940 Act.

     13. The Trust agrees to use its best efforts to maintain an effective prospectus relating to each Fund under the 1933 Act, and warrants that such prospectus will contain all statements required by and will conform with the requirements of the 1933 Act and the rules and regulations thereunder, and that no part of any such prospectus, at the time the Registration Statement of which it is a part is ordered effective, will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein not misleading. GT Global agrees and warrants that it will not in the sale of Class C shares of the Funds use any prospectus, advertising or sales literature not approved by


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the Trust or its officers nor make any untrue statement of a material fact nor omit the stating of a material fact necessary in order to make the statements made, in the light of the circumstances under which they are made, not misleading. GT Global agrees to indemnify and hold the Trust harmless from any and all loss, expense, damage and liability resulting from a breach by GT Global of the agreements and warranties in this paragraph, or from the use of any sales literature, information, statistics or other aid or device employed in connection with the sale of Class C shares.

     14. The expense of each printing of each Prospectus and each revision thereof or addition thereto deemed necessary by the Trust's officers to meet the requirements of applicable laws shall be divided between the Trust, GT Global and any other principal underwriter of the Class C shares of the Funds as they may from time to time agree.

     15. The Trust agrees to use its best efforts to qualify and maintain the qualification of an appropriate number of the Class C shares of each Fund for sale under the securities laws of such states as GT Global and the Trust may approve. Any such qualification may be withheld, terminated or withdrawn by the Trust at any time in its discretion. The expense of qualification and maintenance of qualification shall be borne by the Trust, but GT Global shall furnish such information and other materials relating to its affairs and activities as may be required by the Trust or its counsel in connection with such qualification.

     16. The Trust and GT Global acknowledge that each has the right to reject any order for the purchase of Class C shares for any reason. In addition, the Trust may withhold Class C shares from sale in any state or country temporarily or permanently if, in the opinion of its counsel, such offer or sale would be contrary to law or if the Board or the President or any Vice President of the Trust determines that such offer or sale is not in the best interest of the Trust. The Trust will give prompt notice to GT Global of any withholding and will indemnify it against any loss suffered by GT Global as a result of such withholding by reason of non-delivery of Class C shares after a good faith confirmation by GT Global of sales thereof prior to receipt of notice of such withholding.

     17. Each Fund shall reimburse GT Global for a portion of its expenditures incurred in providing services under this Contract at the rate and under the terms specified with respect


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to such Fund in the Class C Plan, as such Plan may be amended from time to time.

     18. (a) With respect to any Fund, this Contract may be terminated at any time, without payment of any penalty, by vote of a majority of the members of the Board who are not interested persons of the Trust and have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan or by vote of a majority of the outstanding voting securities of the Fund on thirty (30) days' written notice to GT Global, or by GT Global on like notice to the Trust. Termination of this Contract with respect to Class C shares of one Fund shall not affect its continued effectiveness with respect to Class C shares of any other Fund.

          (b) This Contract may be terminated by either party upon five (5) days' written notice to the other party in the event that the Securities and Exchange Commission has issued an order or obtained an injunction or other court order suspending effectiveness of the Registration Statement covering the Class C shares of the Funds.

          (c) This Contract may also be terminated by the Trust upon five (5) days' written notice to GT Global, should the NASD expel GT Global or suspend its membership in that organization.

          (d) GT Global shall inform the Trust promptly of the institution of any proceedings against it by the Securities and Exchange Commission, the NASD or any state regulatory authority.

     19. This Agreement shall automatically terminate in the event of its assignment. The term "assignment" shall have the meaning defined in the 1940 Act.

     20. With respect to any Fund, upon sixty (60) days' written notice to GT Global, the Trust may from time to time designate other principal underwriters of Class C shares with respect to areas other than the North American continent, Hawaii, Puerto Rico and such countries as to which the Trust may have expressly waived in writing its right to make such designation. In the event of such designation, the right of GT Global under this



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Contract to sell Class C shares in the areas so designated shall terminate, but this Contract shall remain otherwise in full effect until terminated in accordance with the provisions of paragraphs 18 and 19 hereof.

     21. No provision of this Contract shall protect or purport to protect GT Global against any liability to the Trust or holders of Class C shares of the Funds for which GT Global would otherwise be liable by reason of willful misfeasance, bad faith or negligence.

     22. Unless sooner terminated in accordance with the provisions of paragraphs 18 or 19 hereof, this Contract shall continue in effect with respect to each Fund for periods of up to one year, but only so long as such continuance is specifically approved at least annually (i) by vote of a majority of the Trustees of the Trust who are not interested persons of the Trust and who have no direct or indirect financial interest in the Plan or any agreements relating to the Plan, and who are not parties to this Contract or interested persons of any such party as defined by the 1940 Act, cast in person at a meeting called for the purpose of voting on such approval; and (ii) by either the Board or a vote of a majority of the outstanding Class C shares of the Trust as defined by the 1940 Act.

     23. It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but shall only bind the assets and property of the Funds, as provided in the Trust's Declaration of Trust. The execution and delivery of this Contract have been authorized by the Trustees of the Trust, and this Contract has been executed and delivered by an authorized officer of the Trust acting as such; neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the assets and property of the Funds, as provided in the Trust's Declaration of Trust.

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed in duplicate original by their officers thereunder duly authorized as of the day and year first written above.

Attest:                       GT GLOBAL SERIES TRUST


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 /S/ MICHAEL SILVER                /S/ KENNETH W. CHANCEY
_________________________     By:________________________________


Attest:                       GT GLOBAL, INC.

 /S/ MICHAEL SILVER                /S/ KENNETH W. CHANCEY
_________________________     By:________________________________


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